Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

NC3, INC.

INTO

INTERACTIVECORP

(Pursuant to Section 253 of the
General Corporation Law of Delaware)

InterActiveCorp, a corporation organized and existing under the laws of Delaware (the “Corporation”), does hereby certify:

FIRST:                                              That the Corporation owns all of the outstanding shares of the only class of stock of NC3, Inc., a Delaware corporation (“Merger Sub”).

SECOND:                            That the Corporation, by the following resolutions of its Board of Directors of the Corporation, dated as of June 1, 2004 and unanimously adopted by the Board of Directors, determined to merge said Merger Sub into itself (the “Merger”).

RESOLVED, that Merger Sub be merged into the Corporation and that, upon the effectiveness of such merger, the Corporation shall assume all of the liabilities and obligations of Merger Sub.

RESOLVED, that said merger shall become effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware or, if later, at such time as specified in the Certificate of Ownership and Merger.

RESOLVED, that, upon effectiveness of said merger, Article I of the Restated Certificate of Incorporation of the Corporation, as heretofore amended, shall be amended to read as follows:

“ARTICLE I

The name of the corporation is IAC/InterActiveCorp.”

RESOLVED, that the proper officers of the Corporation be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to such merger and to change the name of the Corporation, and the date of adoption thereof, and to cause the same to be filed with the Secretary of the State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, that may be necessary or proper to effect said merger and change of name.

THIRD:                                          The merger shall be effective on July 14, 2004 at 12:01 a.m., Eastern Standard Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by a duly authorized officer on this 12th day of July, 2004.

InterActiveCorp

By:	/s/Gregory R. Blatt
	Name:	Gregory R. Blatt
	Title:	Senior Vice President, General Counsel and Secretary